EXHIBIT 99.1
Gladstone Land Announces
First Quarter 2023 Results
Please note that the limited information that follows in this press release is a summary and is not adequate for making an informed investment decision.
McLean, VA, May 8, 2023: Gladstone Land Corporation (Nasdaq: LAND) (“Gladstone Land” or the “Company”) today reported financial results for the first quarter ended March 31, 2023. A description of funds from operations (“FFO”), core FFO (“CFFO”), adjusted FFO (“AFFO”), and net asset value (“NAV”), all non-GAAP (generally accepted accounting principles in the United States) financial measures, appear at the end of this press release. All per-share references are to fully-diluted, weighted-average shares of the Company’s common stock, unless noted otherwise.  For further detail, please refer to the Company’s Quarterly Report on Form 10-Q (the “Form 10-Q”), which is available on the Investors section of the Company’s website at www.GladstoneLand.com.
First Quarter 2023 Activity:
•Portfolio Activity:
◦Lease Activity: Executed five new or amended lease agreements on certain of our farms in three different states that are expected to result in an aggregate increase in annual net operating income of approximately $598,000, or 12.2%, from that of the prior leases.
◦California Floods: Due to periods of heavy rainfall and the resulting flooding experienced in California earlier in the year, certain structures on one of our farms were damaged. We currently estimate the amount of damage on this farm to be approximately $855,000 and recognized such loss during the first quarter. We currently expect the damage to be fully covered by either insurance or the tenant's obligations pursuant to the lease. None of our other farms were materially impacted as a result of the floods.
◦Self-operated and Non-accrual Properties: As of and during a portion of the quarter ended March 31, 2023, we had one farm that was self-operated (via a management agreement with an unrelated third-party), and we recognized revenues from leases with three different tenants on a cash basis (rather than on a straight-line basis as prescribed under GAAP) due to credit issues with such tenants. Two of these three tenants made rental payments to us (in part or in whole) during or since the quarter ended March 31, 2023. We are in discussions with all existing tenants and prospective new tenants on each of these farms. We currently expect to execute a lease agreement with a new tenant on the self-operated farm during the second quarter of 2023, and we expect to have resolutions in place for each of the remaining farms by the end of the year. The year-over-year impact on our operations (Q1 2023 versus Q1 2022) as a result of these self-operated and non-accrual properties was a decrease in net operating income of approximately $295,000
•Debt Activity:
◦Loan Repayments: Repaid approximately $21.8 million of maturing loans.
◦Interest Patronage: Recorded approximately $2.3 million of interest patronage, or refunded interest, related to our 2022 borrowings from various Farm Credit associations. Including approximately $113,000 of 2022 interest patronage that was received during the third quarter of 2022, total 2022 interest patronage resulted in a 24.1% reduction (approximately 109 basis points) to the interest rate of such borrowings.
•Equity Activity:
◦Series E Preferred Stock: Commenced sales of our 5.00% Series E Cumulative Redeemable Preferred Stock (the “Series E Preferred Stock”). Issued and sold 60,200 shares of our Series E Preferred Stock for net proceeds of approximately $1.4 million.
◦Common Stock—ATM Program: Sold 663,585 shares of our common stock for net proceeds of approximately $13.0 million under our “at-the-market” program (the “ATM Program”).
◦Registration Statement: Filed a new registration statement (which the SEC declared effective on April 13, 2023), permitting us to issue up to an aggregate of $1.5 billion in securities over the next three years.

•Increased and Paid Distributions: Increased the distribution run rate on our common stock by a total of 0.22% and paid monthly cash distributions totaling $0.1377 per share of common stock during the quarter ended March 31, 2023.
First Quarter 2023 Results:
Net income for the quarter was approximately $1.8 million, compared to approximately $1.2 million in the prior-year quarter. Net loss to common stockholders during the quarter was approximately $4.3 million, or $0.12 per share, compared to approximately $2.7 million, or $0.08 per share, in the prior-year quarter. AFFO for the quarter was approximately $6.0 million, or $0.17 per share, compared to approximately $6.4 million, or $0.19 per share, in the prior-year quarter. Common stock dividends declared increased to approximately $0.138 per common share for the current quarter, compared to $0.136 per share for the prior-year quarter.
Total cash lease revenues increased by approximately $1.0 million, or 5.4%, from the prior-year quarter, primarily due to higher fixed base cash rents of approximately $850,000, or 4.4%. The increase in fixed base cash rents was primarily driven by additional revenue attributable to the five farms acquired subsequent to March 31, 2022, partially offset by a decrease in revenue from certain self-operated and non-accrual properties. In addition, we recorded participation rents of approximately $195,000 during the current quarter, compared to none in the prior-year quarter.
Aggregate related-party fees decreased by approximately $907,000 from the prior-year quarter, primarily driven by an incentive fee earned by our investment advisor in the prior-year quarter, versus no fee earned during the current quarter. Excluding related-party fees, our recurring core operating expenses increased by approximately $464,000 from the prior-year quarter due to additional property operating expenses and general and administrative expenses incurred during the current quarter. The increase in property-operating expenses was driven by additional legal fees incurred in connection with protecting water rights on certain farms in California and to aid with rent collection efforts from certain tenants, as well as additional expenses incurred on our self-operated farm. General and administrative expenses were higher primarily due to additional costs incurred in connection with our upcoming annual stockholders' meeting and increased audit costs.
Cash flows from operations for the current quarter decreased by approximately $2.8 million from the prior-year quarter, primarily due to less interest patronage received in cash during the current quarter (as a significant portion was received subsequent to March 31, 2023) and an increase in certain non-rent receivables from two entities that we expect to collect in full over the next couple of months. Our estimated NAV per share increased by $1.58 from the prior-year quarter to $17.12 at March 31, 2023, primarily driven by valuation increases in certain of our farms that were re-appraised over the past year and a decrease in the net fair value of our fixed, long-term borrowings as a result of increases in market interest rates.
Subsequent to March 31, 2023:
•Equity Activity—Series E Preferred Stock: Sold 39,781 shares of our Series E Preferred Stock for net proceeds of approximately $895,000.
•Increased Distributions:  Increased our distribution run rate by 0.22%, declaring monthly cash distributions of $0.046 per share of common stock for each of April, May, and June 2023.  This marks our 30th distribution increase over the past 33 quarters, during which time we have increased the distribution run rate by 53.3%.
Comments from David Gladstone, President and CEO of Gladstone Land:  “Results for the quarter were slightly down as we continue to work through issues with a few of our tenants. Our balance sheet remains strong, with nearly 100% of our borrowings at fixed rates, significantly limiting the impact of increased interest rates. Acquisition activity continues to be slow for us, as we continue to act conservatively with our capital. The overall food segment, and more particularly, the food-at-home segment, both continue to outpace overall inflation. We expect demand for food and crop pricing to continue to stay strong, and we believe our current portfolio is poised to benefit from continued high inflation.”

Quarterly Summary Information
(Dollars in thousands, except per-share amounts)

	For and As of the Quarters Ended		Change	Change
	3/31/2023	3/31/2022	($ / #)	(%)
Operating Data:
Total operating revenues	$21,202	$19,943	$1,259	6.3%
Total operating expenses	(13,757)	(13,364)	(393)	2.9%
Other expenses, net	(5,695)	(5,392)	(303)	5.6%
Net income	$1,750	$1,187	$563	47.4%
Less: Aggregate dividends declared on and charges related to cumulative redeemable preferred stock(1)	(6,070)	(3,915)	(2,155)	55.0%
Net loss attributable to common stockholders and non-controlling OP Unitholders	(4,320)	(2,728)	(1,592)	58.4%
Plus: Real estate and intangible depreciation and amortization	9,119	8,346	773	9.3%
Plus: Losses on dispositions of real estate assets, net	481	976	(495)	(50.7)%
Adjustments for unconsolidated entities(2)	23	26	(3)	(11.5)%
FFO available to common stockholders and non-controlling OP Unitholders	5,303	6,620	(1,317)	(19.9)%
Plus: Acquisition- and disposition-related expenses, net	19	109	(90)	(82.6)%
Plus (less): Other nonrecurring charges (receipts), net(3)	1,136	(49)	1,185	(2,418.4)%
CFFO available to common stockholders and non-controlling OP Unitholders	6,458	6,680	(222)	(3.3)%
Net adjustment for normalized cash rents(4)	(903)	(719)	(184)	25.6%
Plus: Amortization of debt issuance costs	261	271	(10)	(3.7)%
Plus: Other non-cash charges, net(5)	223	149	74	49.7%
AFFO available to common stockholders and non-controlling OP Unitholders	$6,039	$6,381	$(342)	(5.4)%

Share and Per-Share Data:
Weighted-average common stock outstanding—basic and diluted	35,547,397	34,285,002	1,262,395	3.7%
Weighted-average common non-controlling OP Units outstanding	—	204,778	(204,778)	(100.0)%
Weighted-average total common shares outstanding	35,547,397	34,489,780	1,057,617	3.1%

Diluted net loss per weighted-average total common share	$(0.122)	$(0.079)	$(0.042)	53.6%
Diluted FFO per weighted-average total common share	$0.149	$0.192	$(0.043)	(22.3)%
Diluted CFFO per weighted-average total common share	$0.182	$0.194	$(0.012)	(6.2)%
Diluted AFFO per weighted-average total common share	$0.170	$0.185	$(0.015)	(8.2)%
Cash distributions declared per total common share	$0.138	$0.136	$0.002	1.5%

Balance Sheet Data:
Net investments in real estate, at cost(6)	$1,361,141	$1,317,870	$43,271	3.3%
Total assets	$1,426,450	$1,385,748	$40,702	2.9%
Total indebtedness(7)	$662,759	$724,269	$(61,510)	(8.5)%
Total equity	$734,880	$631,925	$102,955	16.3%
Total common shares outstanding (fully diluted)	35,713,982	34,724,846	989,136	2.8%

Other Data:
Cash flows from operations	$4,714	$7,553	$(2,839)	(37.6)%
Farms owned	169	164	5	3.0%
Acres owned	115,731	112,542	3,189	2.8%
Occupancy rate(8)	100.0%	100.0%	—%	—%
Farmland portfolio value	$1,579,927	$1,476,836	$103,091	7.0%
NAV per common share	$17.12	$15.54	$1.58	10.2%
(1)Includes (i) cash dividends paid on our Series B, Series C, and Series E Preferred Stock, (ii) the value of additional shares of Series C Preferred Stock issued pursuant to the dividend reinvestment program, and (iii) the pro-rata write-off of offering costs related to shares of Series C Preferred Stock that were redeemed.

(2)Represents our pro-rata share of depreciation expense recorded in unconsolidated entities during the period.
(3)Consists of (i) net property and casualty losses (recoveries) recorded and the cost of related repairs expensed as a result of damage caused to certain improvements by natural disasters on certain of our farms and (ii) costs related to the reduction in size of the offering of our Series C Preferred Stock (including the pro-rata write-off of unamortized deferred offering costs) that were expensed.
(4)This adjustment removes the effects of straight-lining rental income, as well as the amortization related to above-market lease values and lease incentives and accretion related to below-market lease values, deferred revenue, and tenant improvements, resulting in rental income reflected on a modified accrual cash basis.  The effect to AFFO is that cash rents received pertaining to a lease year are normalized over that respective lease year on a straight-line basis, resulting in cash rent being recognized ratably over the period in which the cash rent is earned.
(5)Consists of (i) the amount of dividends on the Series C Preferred Stock paid via issuing new shares (pursuant to the dividend reinvestment program), (ii) the pro-rata write-off of offering costs related to shares of the Series C Preferred Stock that were redeemed, which were noncash charges, and (iii) our remaining pro-rata share of (income) loss recorded from investments in unconsolidated entities.
(6)Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization.
(7)Consists of the principal balances outstanding of all indebtedness, including our lines of credit, notes and bonds payable, and our Series D Term Preferred Stock.
(8)Based on gross acreage; includes one farm currently self-operated (on a temporary basis).
Conference Call for Stockholders:  The Company will hold a conference call on Tuesday, May 9, 2023, at 8:30 a.m. (Eastern Time) to discuss its earnings results.  Please call (877) 407-9046 to join the conference call.  An operator will monitor the call and set a queue for any questions.  A conference call replay will be available after the call and will be accessible through May 16, 2023.  To hear the replay, please dial (877) 660-6853, and use playback conference number 13736840.  The live audio broadcast of the Company’s conference call will also be available online on the Investors section of the Company’s website, www.GladstoneLand.com.
About Gladstone Land Corporation:
Founded in 1997, Gladstone Land is a publicly traded real estate investment trust that acquires and owns farmland and farm-related properties located in major agricultural markets in the U.S. and leases its properties to unrelated third-party farmers.  The Company, which reports the aggregate fair value of its farmland holdings on a quarterly basis, currently owns 169 farms, comprised of approximately 116,000 acres in 15 different states and 45,000 acre-feet of banked water in California, valued at a total of approximately $1.6 billion. Gladstone Land's farms are predominantly located in regions where its tenants are able to grow fresh produce annual row crops, such as berries and vegetables, which are generally planted and harvested annually. The Company also owns farms growing permanent crops, such as almonds, apples, cherries, figs, lemons, olives, pistachios, and other orchards, as well as blueberry groves and vineyards, which are generally planted every 20-plus years and harvested annually. Approximately 40% of the Company’s fresh produce acreage is either organic or in transition to become organic, and over 10% of its permanent crop acreage falls into this category. The Company may also acquire property related to farming, such as cooling facilities, processing buildings, packaging facilities, and distribution centers.  Gladstone Land pays monthly distributions to its stockholders and has paid 123 consecutive monthly cash distributions on its common stock since its initial public offering in January 2013. The Company has increased its common distributions 30 times over the prior 33 quarters, and the current per-share distribution on its common stock is $0.046 per month, or $0.552 per year.  Additional information, including detailed information about each of the Company's farms, can be found at www.GladstoneLand.com.
Owners or brokers who have farmland for sale in the U.S. should contact:
•Western U.S. – Bill Reiman at (805) 263-4778 or Bill.R@GladstoneLand.com, or Tony Marci at (831) 225-0883 or Tony.M@GladstoneLand.com;
•Mid-Atlantic U.S. – Joey Van Wingerden at (703) 287-5914 or Joe.V@GladstoneLand.com; or
•Southeastern U.S. – Bill Frisbie at (703) 287-5839 or Bill.F@GladstoneLand.com.
Lenders who are interested in providing us with long-term financing on farmland should contact Jay Beckhorn at (703) 587-5823 or Jay.Beckhorn@GladstoneCompanies.com.
For stockholder information on Gladstone Land, call (703) 287-5893.  For Investor Relations inquiries related to any of the monthly dividend-paying Gladstone funds, please visit www.GladstoneCompanies.com.

Non-GAAP Financial Measures:
FFO:  The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP.  FFO, as defined by NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company believes that FFO per share provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other REITs; however, comparisons of its FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs.
CFFO:  CFFO is FFO, adjusted for items that are not indicative of the results provided by the Company’s operating portfolio and affect the comparability of the Company’s period-over-period performance.  These items include certain non-recurring items, such as acquisition- and disposition-related expenses, the net incremental impact of operations conducted through our taxable REIT subsidiary, income tax provisions, and property and casualty losses or recoveries.  Although the Company’s calculation of CFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance.  Accordingly, CFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at CFFO, please read the Form 10-Q, filed today with the SEC.
AFFO:  AFFO is CFFO, adjusted for certain non-cash items, such as the straight-lining of rents and amortizations into rental income (resulting in cash rent being recognized ratably over the period in which the cash rent is earned).  Although the Company’s calculation of AFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance on a cash basis.  Accordingly, AFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at AFFO, please read the Form 10-Q, filed today with the SEC.
A reconciliation of FFO (as defined by NAREIT), CFFO, and AFFO (each as defined above) to net income (loss), which the Company believes is the most directly-comparable GAAP measure for each, and a computation of fully-diluted net income (loss), FFO, CFFO, and AFFO per weighted-average share is set forth in the Quarterly Summary Information table above. The Company’s presentation of FFO, CFFO, or AFFO, does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.
NAV:  Pursuant to a valuation policy approved by our board of directors, our valuation team, with oversight from the chief valuation officer, provides recommendations of value for our properties to our board of directors, who then review and approve the fair values of our properties.  Per our valuation policy, our valuations are derived based on either the purchase price of the property; values as determined by independent, third-party appraisers; or through an internal valuation process, which process is, in turn, based on values as determined by independent, third-party appraisers.  In any case, we intend to have each property valued by an independent, third-party appraiser at least once every three years, or more frequently in some instances.  Various methodologies are used, both by the appraisers and in our internal valuations, to determine the fair value of our real estate, including the sales comparison, income capitalization (or a discounted cash flow analysis), and cost approaches of valuation.  NAV is a non-GAAP, supplemental measure of financial position of an equity REIT and is calculated as total equity available to common stockholders and non-controlling OP Unitholders, adjusted for the increase or decrease in fair value of our real estate assets and encumbrances relative to their respective costs bases.  Further, we calculate NAV per share by dividing NAV by our total shares outstanding (inclusive of both our common stock and OP Units held by non-controlling third parties).  A reconciliation of NAV to total equity, to which the Company believes is the most directly-comparable GAAP measure, is provided below (dollars in thousands, except per-share amount):

Total equity per balance sheet		$734,880
Fair value adjustment for long-term assets:
Less: net cost basis of tangible and intangible real estate holdings(1)	$(1,361,141)
Plus: estimated fair value of real estate holdings(2)	1,579,927
Net fair value adjustment for real estate holdings		218,786
Fair value adjustment for long-term liabilities:
Plus: book value of aggregate long-term indebtedness(3)	662,659
Less: fair value of aggregate long-term indebtedness(3)(4)	(611,580)
Net fair value adjustment for long-term indebtedness		51,079
Estimated NAV		1,004,745
Less: aggregate fair value of cumulative redeemable preferred stock(5)		(393,369)
Estimated NAV available to common stockholders and non-controlling OP Unitholders		$611,376
Total common shares and non-controlling OP Units outstanding		35,713,982
Estimated NAV per common share and non-controlling OP Unit		$17.12
(1)Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization.
(2)As determined by the Company's valuation policy and approved by its board of directors.
(3)Includes the principal balances outstanding of all long-term borrowings (consisting of notes and bonds payable) and the Series D Term Preferred Stock.
(4)Long-term notes and bonds payable were valued using a discounted cash flow model. The Series D Term Preferred Stock was valued based on its closing stock price as of March 31, 2023.
(5)The Series B Preferred Stock was valued based on its closing stock price as of March 31, 2023, while the Series C Preferred Stock and Series E Preferred Stock were each valued at its liquidation value.
Comparison of our estimated NAV and estimated NAV per share to similarly-titled measures for other REITs may not necessarily be meaningful due to possible differences in the calculation or application of the definition of NAV used by such REITs.  In addition, the trading price of our common shares may differ significantly from our most recent estimated NAV per share calculation.  The Company’s independent auditors have neither audited nor reviewed our calculation of NAV or NAV per share.  For a full explanation of our valuation policy, please read the Form 10-Q, filed today with the SEC.
CAUTION CONCERNING FORWARD-LOOKING STATEMENTS:
Certain statements in this press release, including, but not limited to, the Company's ability to maintain or grow its portfolio and FFO, expected increases in capitalization rates, benefits from increases in farmland values, increases in operating revenues, and the increase in NAV per share, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company's current plans that are believed to be reasonable as of the date of this press release. Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, the Company's ability to procure financing for investments, downturns in the current economic environment, the performance of its tenants, the impact of competition on its efforts to renew existing leases or re-lease real property, and significant changes in interest rates. Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption "Risk Factors" within the Company's Form 10-K for the fiscal year ended December 31, 2022, as filed with the SEC on February 21, 2023, and certain other documents filed with the SEC from time to time. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.
Gladstone Land Corporation, (703) 287-5893